Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-138548

Issuer Free Writing Prospectus, dated June 20, 2007

SPRINT NEXTEL CORPORATION

Floating Rate Notes due 2010

This Free Writing Prospectus relates only to the Floating Rate Notes due 2010 of Sprint Nextel Corporation and should be read together with the Preliminary Prospectus Supplement dated June 20, 2007 relating to the Floating Rate Notes due 2010.

Issuer:	Sprint Nextel Corporation

Security:	Floating Rate Notes due 2010

Size:	$750,000,000 aggregate principal amount

Maturity Date:	June 28, 2010

Price to Public:	100.00% of face amount, plus accrued interest, if any, from June 28, 2007

Interest Rate:	Three-month LIBOR plus 0.40%

Interest Payment Dates:

March 28, June 28, September 28 and December 28 of each year, commencing on September 28, 2007

If any of the quarterly interest payment dates listed above falls on a day that is not a business day, we will postpone the interest payment date to the next succeeding business day unless that business day is in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding business day.

Settlement:	June 28, 2007

CUSIP/ISIN:	852061 AE0 / US852061AE04

Joint Book-Running Managers:	Barclays Capital Inc. Bear, Stearns & Co. Inc. Greenwich Capital Markets, Inc.

Senior Co-Managers:	Deutsche Bank Securities Inc. Lazard Capital Markets LLC Wachovia Capital Markets LLC

Sprint Nextel Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Sprint Nextel Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement, including the accompanying prospectus, if you request it by contacting Barclays Capital Inc. by telephone (toll free) at 1-888-227-2275 extension 2663, by contacting Bear, Stearns & Co. Inc. by telephone (toll free) at 1-866-803-9204 or by contacting Greenwich Capital Markets, Inc. by telephone (toll free) at 1-866-884-2071.